Exhibit 99.2
PRESS RELEASE
BearingPoint Commercial Services Business Approved for Sale to PricewaterhouseCoopers
New York, May 28, 2009 — BearingPoint, Inc. (OTCBB: BGPTE), a management and technology consulting firm, today announced that the sale of a significant portion of its North American Commercial Services business, including its Financial Services segment and associated Global Delivery Centers, to PricewaterhouseCoopers (PwC) has been approved by the Court overseeing its previously announced restructuring. Under the terms of its winning bid at an auction concluded earlier today, PwC will acquire the majority of BearingPoint’s Commercial Services unit for $44 million, subject to contractual adjustments.
BearingPoint and PwC are working together to help ensure a seamless transition for clients and employees, including the continuity of existing engagement teams, to provide uninterrupted, world-class consulting services. Tom DeGarmo, executive vice president of Commercial Services, and his management team will join PwC to help provide leadership stability and continuity to aid in successful integration. Subject to customary closing conditions, the sale is expected to be finalized by the end of June.
About BearingPoint, Inc.
BearingPoint, Inc. (OTCBB: BGPTE) is a provider of management and technology consulting services to commercial and public sector organizations around the world. BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. The Company’s service offerings are designed to help its clients generate revenue, increase cost-effectiveness, manage regulatory compliance, integrate information and transition to next-generation technology. For more information, visit the Company’s Web site at www.BearingPoint.com.
Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forwardlooking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Gina Giamanco
BearingPoint
609-575-3049
gina.giamanco@bearingpoint.com
Aaron Bedy
BearingPoint
404-538-5289
aaron.bedy@bearingpoint.com